SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                                  of 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant /_/

Check the appropriate box:
/X/ Preliminary Proxy Statement
/_/ Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

/_/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                 NCT GROUP, INC.
                (Name of Registrant as Specified in Its Charter)


          (Name of Person(s) Filing Proxy Statement, if other than the
                                   Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
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(2) Aggregate number of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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(4) Proposed maximum aggregate value of transaction:
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(5) Total fee paid:
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/ / Fee paid previously with preliminary materials.
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/ / Check box if any part of the fee is offset as provided by Exchange  Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:
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(2) Form, schedule or registration statement no.:
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(4) Date filed:
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
                                 NCT GROUP, INC.
                        1025 West Nursery Road, Suite 120
                            Linthicum, Maryland 21090

                                                                    June 2, 2000
Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of NCT Group, Inc., a Delaware corporation ("NCT" or the "Company"), to be held at 2:00 p.m., local time, on Thursday, July 13, 2000 at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905. All shareholders of record as of May 26, 2000 are entitled to vote at Meeting. I urge you to be present in person or represented by proxy at the Meeting.

The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the Meeting. At the Meeting, you will be asked to consider and approve, among other things, an amendment to the Company's Restated Certificate of Incorporation to increase the number of shares of common stock authorized for the Company. In addition, you will be asked to consider and approve an amendment to the 1992 Stock Incentive Plan to increase the number of shares covered by the plan.

On April 21, 2000, the Company's Board of Directors made several senior management changes. Mr. Jay Haft retired as Chairman of the Board of Directors. Mr. Haft will remain a member of the Board of Directors and will continue to advise the Company and its subsidiaries. I was elected Chairman and retain my current position as Chief Executive Officer of the Company. Ms. Irene Lebovics was elected President and will be responsible for the Company's day-to-day operations as well as supporting the logistics required to grow the Company's subsidiaries and new businesses. I will focus on the strategic business objectives of the Company and its subsidiaries including, among other things, strategic partnerships, acquisitions, licensing efforts, furthering the exploitation of NCT-developed technologies and the identification and incubation of new technologies targeted to rapidly-growing emerging markets such as eBusiness, IP telephony and microbroadcasting.

The Company would like to recognize the many contributions made by Mr. Haft during his years as Chairman of the Board and to express sincere appreciation for his efforts on behalf of the Company while in that capacity. We are pleased and privileged that Mr. Haft's involvement with the Company will continue as we greatly value his forthright, unbiased counsel and unwavering support.

The Company's Board of Directors and officers are excited about the continuing execution by the Company's subsidiary, DistributedMedia.com, Inc. ("DMC") of its strategy to target the $117 billion advertising market. Progress in launching DMC has been most encouraging. As previously announced, DMC has (1) secured $10.0 million of equipment financing and a $1.0 million equity investment from Production Resource Group, (2) secured Compaq Computer Corporation as a charter DMC advertiser and an official supplier of customized components for the Sight & Sound(TM) system, (3) signed Trans World Entertainment for the retail installation of 1,750 Sight & Sound(TM) systems, (4) signed Wherehouse Entertainment, Inc. for the retail installation of 1,446 Sight & Sound(TM) systems, (5) signed The Wiz for the retail installation of multiple Sight & Sound(TM) systems in 41 stores, (6) signed Barnes & Noble College Bookstores for the retail installation of multiple Sight & Sound(TM) systems in their entire network of 380 college bookstores, and (7) signed but not announced three other retailers for the installation of additional Sight & Sound(TM) systems. In addition, DMC announced the appointment of the nontraditional media unit of Interep National Radio Sales (Nasdaq: IREP) ("Interep") as DMC's advertising sales representative. The appointment of Interep as DMC's advertising sales representative is a crucial component to DMC's market penetration strategy. The Company is excited about these developments, and the Company may require additional capital to support and sustain the execution of the DMC strategy until DMC revenues generate a positive cash flow. The Company is requesting that the shareholders approve an amendment to the Company's Restated Certificate of Incorporation to increase the number of shares of common stock authorized so that on an if needed and as needed basis, the Company may raise such capital. We believe that the ability to raise additional capital, if required, will help accelerate the execution of DMC's strategy.

NCT's Board of Directors believes that a favorable vote on the matters outlined herein would be in the best interest of the Company and its shareholders and unanimously recommends a vote "FOR" such matters. Accordingly, we urge you to review the attached material carefully and to return the enclosed proxy promptly.

Directors and officers of NCT Group will be present to help host Meeting and to respond to any questions that our shareholders may have. I hope that you will be able to attend. Even if you expect to attend the Meeting, please complete, sign, date and return your proxy in the enclosed envelope without delay. If you attend the Meeting, you may vote in person even if you have previously mailed your proxy.

On behalf of your Board of Directors, thank you for your support.

                                    Sincerely,

                                    /s/ MICHAEL J. PARRELLA
                                        -------------------
                                        Michael J. Parrella
                                        Chairman and Chief Executive Officer

                                 NCT GROUP, INC.
                        1025 West Nursery Road Suite 120
                            Linthicum, Maryland 21090
                                 ---------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD ON JULY 13, 2000
                                 ---------------

NOTICE IS HEREBY GIVEN that the Meeting of Shareholders of NCT Group, Inc. (formerly known as Noise Cancellation Technologies, Inc.) will be held at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905 on Thursday, July 13, 2000 at 2:00 p.m. for the following purposes:

1. To elect four directors for the year following the Meeting or until their successors are elected;

2. To consider and approve an amendment of the Company's Restated Certificate of Incorporation to increase the number of shares of common stock authorized thereunder from 325,000,000 shares to 450,000,000 shares;

3. To consider and approve an amendment to the Company's 1992 Stock Incentive Plan (the "1992 Plan") to increase the number of shares of common stock authorized thereunder from 30,000,000 shares to 50,000,000 shares; and

4. For the transaction of such other business as may properly come before the Meeting.

These items are more fully described in the following pages, which are hereby made a part of this Notice. The record date for the meeting is the close of business on May 26, 2000. All holders of our common stock at that time are entitled to notice of, and to vote at, the Meeting and at any adjournments or postponements thereof.

The presence, in person or by proxy, of a majority of the shares of our common stock entitled to vote will constitute a quorum for the Meeting, and the affirmative vote of a majority of the outstanding shares of our common stock is necessary for the adoption of Proposal No. 2.

Your vote is very important. To ensure that your shares are represented, you should complete, sign, date and return the enclosed proxy card in the prepaid envelope enclosed, whether or not you expect to attend the Meeting. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted.

By Order of the Board of Directors,

/s/ IRENE LEBOVICS
-----------------------
President and Secretary

Linthicum, Maryland
June 2, 2000


YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SIGN THE ACCOMPANYING PROXY, WHICH IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS, AND MAIL IT IN THE ENCLOSED POSTAGE PAID ENVELOPE. ANY SHAREHOLDER MAY REVOKE HIS OR HER PROXY AT ANY TIME BEFORE THE MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                                 NCT GROUP, INC.
                        1025 West Nursery Road Suite 120
                            Linthicum, Maryland 21090
                                 ---------------

                                 PROXY STATEMENT
                                 ---------------

                 SOLICITATION OF PROXY, REVOCABILITY AND VOTING

Solicitation

This Proxy Statement and form of Proxy are being mailed on or about June 2, 2000, to all shareholders of record at the close of business on May 26, 2000, in connection with the solicitation by the Board of Directors of Proxies for the Meeting to be held at 2:00 p.m., local time, on Thursday, July 13, 2000 at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905. Proxies will be solicited by mail, and all expenses of preparing and soliciting such proxies will be paid by the Company. All proxies duly executed and received by the persons designated as proxy thereon will be voted on matters presented at the Meeting in accordance with the instructions given thereon by the person executing such proxy or, in the absence of specific instructions, will be voted in favor of the proposals indicated on such proxy. Management does not know of any other matter that may be brought before the Meeting, but, in the event that any other matter should properly come before the Meeting, the persons named as proxy will have authority to vote all proxies not marked to the contrary in their discretion as they deem advisable.

A list of shareholders entitled to vote at the Meeting will be available for examination by any shareholder at the Company's offices, 1025 West Nursery Road, Suite 120, Linthicum, Maryland 21090, for a period of ten (10) days prior to the Meeting. Such list will also be available for examination at the Meeting.

Revocability

Any shareholder may revoke his or her proxy at any time before the Meeting by written notice to such effect received by the Company at the address shown above, attention: Corporate Secretary. A shareholder also may revoke his or her proxy at any time before the Meeting by delivery of a subsequently dated proxy or by attending the Meeting and voting in person.

Quorum and Voting

The total number of issued and outstanding shares of common stock of the Company as of May 26, 2000, was 275,388,539. The common stock is the only class of securities of the Company entitled to vote, each share being entitled to one noncumulative vote. Only shareholders of record as of the close of business on May 26, 2000 will be entitled to vote. A majority of the shares outstanding and entitled to vote, or 137,694,270 shares as of May 26, 2000, must be present at the Meeting, in person or by proxy, in order to constitute a quorum for the transaction of business. The affirmative vote of a majority of all of the outstanding shares of common stock of the Company is required to approve Proposal No. 2 (the amendment of the Company's Restated Certificate of Incorporation). Further, the affirmative vote of a majority of the shares of common stock present and voting in person or by proxy at the Meeting is required to approve Proposal Nos. 1 and 3 and to transact such other business as may properly come before the Meeting. With respect to a proxy marked "ABSTAIN," shares are considered present at the Meeting for the purpose of determining the presence of a quorum, but as they are not affirmative votes for the proposals, they will have the same effect as a vote against the proposals. With respect to broker non-votes, shares are not considered present at the Meeting for the proposal for which the broker withheld authority and, accordingly, will not be counted in favor of or against such proposal, but will be counted toward a quorum. Because the affirmative vote of a majority of all of the outstanding shares of common stock of the Company is required to approve Proposal No. 2, a broker non-vote with respect to this proposal will have the effect of a vote against such proposal.

                      PROPOSAL 1. ELECTION OF DIRECTORS

Information Concerning Nominees

Four directors are to be elected at the Meeting to serve until the next Annual Meeting of Shareholders of the Company or until their successors are elected and qualified. The table below sets forth the positions and offices presently held with the Company by each nominee, his age, and the year from which such nominee's service on the Company's Board of Directors dates. The business background of each nominee follows the table. The proxy holders intend to vote all proxies received by them for the nominees listed below unless instructed otherwise. In the event a nominee is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for such nominees. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

                              Director
  Name                  Age    Since     Positions and Offices
  ----                  ---   --------   ---------------------

  Michael J. Parrella   52     1986      Chairman of the Board of Directors
                                         and Chief Executive Officer

  Jay M. Haft           64     1990      Director

  John J. McCloy II     62     1986      Director

  Sam Oolie             63     1986      Director


   Michael J. Parrella currently serves as Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Parrella was elected Chairman of the Board of Directors of the Company on April 21, 2000, on which date he relinquished the position of President. From November 1994 to July 1995, Mr. Parrella served as Executive Vice President of the Company. Prior to that, from February 1988 until November 1994, he served as President and Chief Operating Officer of the Company. He initially became a director in 1986 after evaluating the application potential of the Company's noise cancellation technology. At that time, he formed an investment group to acquire control of the Board of Directors and to raise new capital to restructure the Company and its research and development efforts. Mr. Parrella also serves as Chief Executive Officer and Acting President of NCT Audio Products, Inc. ("NCT Audio"), a subsidiary of the Company, a position to which he was elected on September 4, 1997. He became a director of NCT Audio on August 25, 1998. On January 5, 2000, Mr. Parrella was elected Acting Chief Executive Officer of Advancel Logic Corp. ("Advancel"), a subsidiary of the Company. Mr. Parrella is a director of Advancel, serves as Chairman of the Board of DistributedMedia.com, Inc. ("DMC"), a subsidiary of the Company, and serves as Chairman of the Board of NCT Hearing Products, Inc. ("NCT Hearing"), a subsidiary of the Company.

   Jay M. Haft currently serves as a director of the Company and had served as Chairman of the Board of Directors of the Company until April 21, 2000. From November 1994 to July 1995, he served as President of the Company. He also serves as a director of the Company's subsidiaries, NCT Audio, DMC, Advancel and NCT Hearing. Mr. Haft is a strategic and financial consultant for growth stage companies. He is currently of counsel to Parker Duryee Rosoff & Haft, in New York. He was previously a senior corporate partner of such firm (1989-1994) and prior to that, a founding partner of Wofsey, Certilman, Haft et al (1966-1988). Mr. Haft is active in international corporate finance, mergers and acquisitions, as well as in the representation of emerging growth companies. He has actively participated in strategic planning and fund raising for many high-tech companies, leading edge medical technology companies and technical product, service and marketing companies. He is a Managing General Partner of Gen Am "1" Venture Fund, an international venture capital fund. Mr. Haft is a director of numerous public and private corporations, including RVSI, Inc. (OTC), DCAP Group, Inc. (OTC), Encore Medical Corporation (OTC), Viragen, Inc. (OTC), PC Service Source, Inc.
(OTC), DUSA Pharmaceuticals, Inc. (OTC), Oryx Technology Corp. (OTC), and Thrift Management, Inc. (OTC). He served as a Commissioner on the Florida Commission for Government Accountability to the People. Mr. Haft serves as Treasurer of the Miami City Ballet and is a Trustee of Florida International University.

   John J. McCloy II currently serves as a director of the Company. He served as Chief Executive Officer of the Company from September 1987 to November 1994 and as Chairman of the Board of Directors of the Company from September 1986 to November 1994. In addition, he served as the Company's Chief Financial Officer from November 1990 to February 1993 and as its Secretary-Treasurer from October 1986 to September 1987. Mr. McCloy was appointed a director of NCT Audio on November 14, 1997. Since 1981, he has been a private investor concentrating on venture capital and early stage investment projects in a variety of industries. Mr. McCloy is the Chairman of Mondial Ltd. and Unified Waste Services. He is a director of American University in Cairo and the Sound Shore Fund, Inc.

   Sam Oolie currently serves as a director of the Company. Since his appointment on September 4, 1997, Mr. Oolie has also served as a director of NCT Audio. He is Chairman of NoFire Technologies, Inc., a manufacturer of high-performance, fire-retardant products, and has held that position since
August 1995. Since July 1985, he has also served as Chairman of Oolie Enterprises, an investment company. Mr. Oolie currently serves as a director of Avesis, Inc. and Comverse Technology, Inc. He served as a director of CFC Associates, a venture capital partnership, from January 1984 to December 1999.

Information Concerning the Board

The Board of Directors of the Company held eight meetings (excluding one action by unanimous written consent) during the fiscal year ended December 31, 1999. No incumbent director during such period was in attendance at fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during the period of his incumbency in such fiscal year; and (ii) the total number of meetings held by all committees of the Board of Directors on which he served during such period.

The Company has an Executive Committee, a Compensation Committee and an Audit Committee. The Executive Committee was appointed by the Board of Directors on June 24, 1999, and is comprised of Messrs. Haft and Parrella. If and as may be necessary, the Executive Committee has the authority and responsibility of acting in the place and stead and on behalf of a Chief Executive Officer of the Company and of exercising all the powers of that office. During the fiscal year ended December 31, 1999, the members of the Executive Committee conferred with each other at least once a week.

The Compensation Committee, which was appointed by the Board of Directors on June 24, 1999, reviews and determines the compensation policies, programs and procedures of the Company as they relate to the Company's senior management and is presently comprised of Messrs. McCloy and Oolie. The Board of Directors determines, and thereby establishes and provides for the administration of stock option plans, matters relating to the grant or issuance of warrants or options to acquire shares of the Company's common stock and other securities of the Company or rights to acquire other derivative securities of the Company. During the fiscal year ended December 31, 1999, the Compensation Committee held one meeting.

The Audit Committee, which reviews the activities of the Company's independent auditors and which is composed of Messrs. McCloy and Oolie, held one meeting during the fiscal year ended December 31, 1999.

The Company does not have a nominating committee. The functions of recommending potential nominees for Board positions are performed by the Board as a whole. The Board will consider stockholder recommendations for Board positions that are made in writing to the Company's Chairman of the Board of Directors.

Board of Directors' Resignations

Mr. Morton Salkind, who served on the Company's Board of Directors from 1997, resigned effective January 19, 1999. See "Certain Relationships and Insider Participation" below with respect to certain transactions between the Company and Carole Salkind, Mr. Salkind's spouse. Mr. Stephan Carlquist, who served on the Company's Board of Directors from 1997, resigned effective September 23, 1999.

Compensation of Directors

None of the Company's directors received fees, as such, for his services as a director during 1999. Messrs. Haft and Parrella are paid salaries as employees of the Company. See "Executive Compensation and Summary Compensation Table" and "Board Compensation Committee Report on Executive Compensation" below.

During 1999, each director was granted an option to acquire shares of the Company's common stock under the 1992 Plan. The shares of common stock underlying options granted in 1999 under the 1992 Plan are as follows: Mr. Haft
- 100,000 shares, Mr. Parrella - 5,000,000 shares, Mr. McCloy - 50,000 shares, Mr. Oolie - 300,000 shares, Mr. Carlquist - 300,000 shares, and Mr. Salkind - 600,000 shares. The vesting for the directors, other than Mr. Parrella, is as follows: such options vest 40% on the date of grant (April 13, 1999) and 30% upon the first and second anniversaries. The options expire 10 years from the date of grant. The exercise price is $0.41 per share, the closing bid price on the date of grant. The vesting terms of Mr. Parrella's grant are outlined below in note (1) to the table "Options and Warrants Granted in 1999."

In addition, various options and warrants, which would have otherwise expired in 1999, were forfeited and re-granted as new awards to applicable directors by action of the Board of Directors on February 1, 1999. Warrants which had an expiration date of December 31, 1999 were re-granted with an expiration date of February 1, 2004 by action of the Board of Directors on February 1, 1999 as follows: Mr. Haft - 218,500 and for each of Messrs. Parrella and McCloy - 862,500 shares. Such warrants maintain their exercise price of $0.75 per share which exceeded the fair market price on the date of the replacement grant. Mr. Haft's options under the Directors' Stock Option Plan (the "Directors' Plan"), which had a November 15, 1999 expiration date, were forfeited and re-granted on February 1, 1999 at exercise prices ranging from $0.6562 to $0.75 per share. The aggregate shares of common stock that Mr. Haft may acquire under these Directors' Plan options is 538,500, all of which options are exercisable and expire on February 1, 2004. Forfeitures and re-grants under the 1987 Stock
Incentive Plan (the "1987 Plan") include the following: Mr. McCloy - 850,000 shares and each of Messrs. Parrella and Oolie - 250,000 shares. These 1987 Plan options now expire on February 1, 2004 and are exercisable at $0.50 per share, except 100,000 of Mr. McCloy's shares are exercisable at $0.625. Forfeitures and replacement grants under the 1992 Plan for options that would have otherwise expired in 1999 were made to Mr. Parrella for an aggregate of 699,500 shares at exercise prices ranging from $0.6562 to $0.75. These options expire on February 1, 2004.

Certain Relationships and Insider Participation

Between 1993 and 1994, the Company entered into five agreements with Quiet Power Systems, Inc. ("QSI"). Environmental Research Information, Inc. ("ERI") owns 33% of QSI, and Jay M. Haft, former Chairman of the Board of Directors of the Company, owns another 2% of QSI. Michael J. Parrella, Chief Executive Officer of the Company, owns 12% of the outstanding capital of ERI and shares investment control over an additional 24% of its outstanding capital. In March 1995, the Company entered into a master agreement with QSI which granted QSI an exclusive worldwide license to market, sell and distribute various quieting products in the utility industry. Subsequently, the Company and QSI executed four letter agreements, primarily revising payment terms. On December 24, 1999, the Company executed a final agreement with QSI in which the Company agreed to write-off $239,000 of indebtedness owed by QSI in exchange for the return by QSI to the Company of its exclusive license to use NCT technology in various quieting products in the utility industry. Such amount, originally due on January 1, 1998, had been fully reserved by the Company.

On January 26, 1999, Carole Salkind (the "Holder"), an accredited investor and spouse of a former director of the Company, subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. A secured convertible note (the "Note") for $1.0 million was signed on January 26, 1999, and the Company received the proceeds on January 28, 1999. The Note matures on January 25, 2001 and earns interest at the prime rate as published from time to time in The Wall Street Journal from its issue date until the Note becomes due and payable. The Holder has the right at any time on or prior to the day the Note is paid in full to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price, as amended by the parties on September 19, 1999, of the Note and any future notes, is the lesser of (i) the lowest closing transaction price for the common stock on the securities market on which the common stock is being traded at any time during September 1999; (ii) the average of the closing bid price for the common stock on the securities market on which the common stock is being traded for five (5) consecutive trading days prior to the date of conversion; or (iii) the fixed conversion price of $0.17. In no event will the conversion price be less than $0.12 per share. The Holder agreed to purchase the remaining $3.0 million principal amount of the secured convertible notes on or before April 15, 2000, as extended. On various dates, the Holder purchased additional installments of the remaining $3.0 million principal amount of the secured convertible notes. As of March 31, 2000, the Company had received proceeds aggregating $4.0 million from the Holder and had issued secured convertible notes with the same terms and conditions of the Note described above.

Section 16(a) Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% shareholders are required by regulations of the SEC to furnish the Company with copies of all such reports. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports were required for those persons, the Company believes that all filing requirements applicable to its officers, directors, and greater than 10%
shareholders were complied with during the period from January 1, 1999 to December 31, 1999.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2000, information concerning the shares of common stock beneficially owned by each person who, to the knowledge of the Company, is (1) the holder of 5% or more of the common stock of the Company, (2) each person who presently serves as a director of the Company, (3) the five most highly compensated executive officers of the Company (including the Company's Chief Executive Officer) in the last fiscal year, and (4) all executive officers and directors of the Company as a group. Except as otherwise noted, each beneficial owner has sole investment and voting power with respect to the listed shares.

                                  Amount and
                                  Nature of                 Approximate
                                  Beneficial                Percentage
      Name of Beneficial Owner    Ownership (1)             Of Class (1)
      ------------------------    -------------            ------------
      Michael J. Parrella          7,645,888   (2)              2.6%
      Jay M. Haft                  1,982,681   (3)                 *
      John J. McCloy               2,531,998   (4)                 *
      Sam Oolie                      999,813   (5)                 *
      Cy E. Hammond                  586,718   (6)                 *
      Paul D. Siomkos                417,000   (7)                 *
      Irving M. Lebovics           1,160,517   (8)                 *
      James A. McManus               190,000   (9)                 *
      All Executive Officers      17,094,165  (10)              5.8%
        and Directors as a
        Group (10 persons)
      Carole Salkind              33,934,805  (11)             11.1%

  *   Less than one percent.

(1) Assumes the exercise of currently exercisable options or warrants to purchase shares of common stock. The percentage of class ownership is calculated separately for each person based on the assumption that the person listed on the table has exercised all options and warrants currently exercisable by that person, but that no other holder of options or warrants has exercised such options or warrants.

(2) Includes 862,500 shares issuable upon the exercise of currently exercisable warrants, 6,774,500 shares issuable upon the exercise of currently exercisable options and 8,888 shares held in custody for Mr. Parrella's dependent children.

(3) Includes 218,500 shares issuable upon the exercise of currently exercisable warrants, 10,000 shares from a stock award granted by the Company and 1,653,500 shares issuable upon the exercise of currently exercisable options.

(4) Includes 862,500 shares issuable upon the exercise of currently exercisable warrants, 5,000 shares from a stock award granted by the Company, 1,085,000 shares issuable upon the exercise of currently exercisable options and 300,000 shares held by the John J. McCloy II Family Trust for which the named person's spouse serves as trustee, shares as to which Mr. McCloy has no voting or investment power.

(5) Includes 25,000 shares from a stock award granted by the Company, 660,000 shares issuable upon the exercise of currently exercisable options, 75,000 shares owned by the named person's spouse, as to which Mr. Oolie has no voting or investment power, 20,000 shares owned by Oolie Enterprises, and 44,313 shares held by the Oolie Family Support Foundation.

(6) Includes 25,000shares issuable upon the exercise of currently exercisable warrants and 561,718 shares issuable upon the exercise of currently exercisable options.

(7) Includes 417,000 shares issuable upon the exercise of currently exercisable options. In February 2000, Mr. Siomkos sold 100,000 shares of the Company's common stock that had been granted to him by the Company as a stock incentive award upon his employment in 1998.

(8) Includes 570,000 shares issuable upon the exercise of currently exercisable options and 590,517 shares owned jointly with his spouse. Irving Lebovics is married to Irene Lebovics who is also employed by the Company and serves as its President and Secretary. Ms. Lebovics holds a warrant to acquire 201,250 shares and various options to acquire an aggregate of 1,641,300 shares of common stock of the Company, shares as to which Mr. Lebovics disclaims beneficial ownership.

(9)   Includes   175,000   shares   issuable  upon  the  exercise  of  currently
      exercisable options and 10,000 shares owned by the named person's spouse, as to which Mr. McManus has no voting or investment power.

(10) Includes 2,169,750 shares issuable to 3 directors and 2 executive officers of the Company upon the exercise of currently exercisable warrants, 13,275,018 shares issuable to 10 persons upon the exercise of currently exercisable options, and 40,000 shares from stock awards issued by the Company to 3 directors. Excludes options to acquire 11,433,0009,399,000 shares from the Company which are not presently exercisable but become exercisable over time by formerthe 10 executive officers and directors of the Company as a group.

(11) Carole Salkind's address is 801 Harmon Cove Towers, Secaucus, New Jersey 07094. Includes 23,529,412 shares issuable upon the conversion of convertible secured notes calculated at a conversion price of $0.17 per share on the aggregate of four million dollars ($4,000,000) of convertible secured notes outstanding. Such beneficial ownership indicated herein is based on information contained in Form 13D/A filed by Ms. Salkind with the Securities and Exchange Commission on April 3, 2000. Excludes shares beneficially owned by Morton Salkind, Ms. Salkind's husband and a former director of the Company, as to which she has no voting or investment power.

Executive Compensation and Summary Compensation Table

Set forth below is certain information for the three fiscal years ended December 31, 1999, 1998 and 1997 relating to compensation received by the Company's Chief Executive Officer and the other four most highly compensated officers of the Company whose total annual salary and bonus for the fiscal year ended December 31, 1999 exceeded $100,000 (collectively the "Named Executive Officers").

                                                                                   Securities
                                                                                   Underlying
                                                               Other Annual     Options/Warrants      All Other
Name and Principal Position  Year    Salary ($)     Bonus ($)  Compensation ($)     SARs (#)        Compensation
---------------------------  ----    ----------     ---------  ---------------- ----------------    ------------

Michael J. Parrella (1)      1999    $120,000        168,678       $22,008         6,812,500 (1)    $6,418 (4)
  Chairman of the Board and  1998     120,000        205,889        20,615        12,000,000 (2)     5,918 (4)
  Chief Executive Officer    1997     120,000        243,058        15,348         3,062,500 (3)     5,218 (4)

Cy E. Hammond                1999      94,000         92,941        12,000           175,000 (5)         -
   Senior Vice President,    1998      94,000         42,570        12,000           500,000 (2)         -
   Chief Financial Officer,  1997      94,000         65,939             -           150,000 (6)         -
   Treasurer and
   Assistant Secretary

Paul D. Siomkos              1999     150,000              -        12,000           150,000             -
   Senior Vice President,    1998     105,192 (7)     78,125 (7)     8,367         1,000,000 (2)         -
   Operations

Irving M. Lebovics           1999     150,000 (8)          -         9,000           250,000             -
   Senior Vice President,    1998     113,375 (9)          -         4,125           600,000 (2)         -
   Global Sales              1997           -              -             -           100,000 (9)         -

James A. McManus             1999     101,846 (10)    59,410 (10)        -           250,000             -
   President and Chief
   Executive Officer,
   DistributedMedia.com, Inc.

(1) Mr. Parrella served as the Company's President and Chief Executive Officer during fiscal 1999. On April 21, 2000, Mr. Parrella assumed the role of Chairman of the Board of Directors and relinquished the position of President. In addition to a grant under the 1992 Plan for the purchase of 5,000,000 shares, includes replacement grants of warrants and options that would have otherwise expired in 1999. Includes a warrant to purchase 862,500 shares of the Company's common stock and an option granted under the 1987 Plan to purchase 250,000 shares of the Company's common stock as new grants due to the extension of the expiration dates from 1999 to February 1, 2004. In addition, includes various options under the 1992 Plan to acquire 699,500 shares of the Company's common stock as new grants due to the extension of expiration dates from 1999 to February 1, 2004.

(2) On December 4, 1998, the following options were cancelled: as to Mr. Parrella, 6,000,000 shares; as to Mr. Hammond, 250,000 shares; as to Mr. Siomkos, 500,000 shares; and as to Mr. Lebovics, 300,000 shares. Such options had been granted to employees on various dates in 1998 at exercise prices up to $1.0625 per share and were replaced by new grants for the same number of shares on December 4, 1998 at an exercise price of $0.3125 per share, the then fair market value of the stock.

(3) Includes a warrant to purchase 862,500 shares of the Company's common stock and an option granted under the 1987 Plan to purchase 250,000 shares of the Company's common stock as new grants due to the extension of the expiration dates for an additional two years.

(4) Consists of annual premiums for a $2.0 million personal life insurance policy paid by the Company on behalf of Mr. Parrella.

(5) Includes a warrant to purchase 25,000 shares of the Company's common stock as a new grant due to the extension of the expiration date from 1999 to February 1, 2004.

(6) Includes a warrant to purchase 25,000 shares of the Company's common stock as a new grant due to the extension of the expiration date for an additional two years.

(7) Mr. Siomkos was employed by the Company effective March 23, 1998. The 1998 bonus represents the fair market value on the date of award of 100,000 shares of the Company's common stock issued in connection with his offer of employment.

(8) Mr. Lebovics' compensation is comprised of a base salary of $120,000 per annum, a non-recoverable draw of $30,000 per annum and an automobile allowance of $9,000 per annum.

(9) Mr. Lebovics was employed by the Company effective February 13, 1998. From January 1, 1996 to February 12, 1998, his services were rendered to the Company by Enhanced Signal Processing ("ESP"), a firm in which Mr. Lebovics was a principal. During that period, ESP received $0.5 million from the Company, which included but was not limited to Mr. Lebovics' services. While Mr. Lebovics was employed by ESP, the Company granted ESP options to purchase 400,000 shares of the Company's common stock, of which options to purchase 200,000 shares were assigned to Mr. Lebovics.

(10) Mr. McManus, President and Chief Executive Officer of the Company's subsidiary, DistributedMedia.com, Inc., was hired effective March 1, 1999. Prior to that and from April 1998, Mr. McManus served as a consultant to DMC. In accordance with his letter of employment, Mr. McManus is paid a salary at the rate of $120,000 per annum and a guaranteed first year bonus of $70,000. The amount herein represents payments for the period employed in 1999.


Stock Options and Warrants

The following table summarizes the Named Executive Officers' stock option and warrant activity during 1999:

                     Options and Warrants Granted in 1999


                                                                                         Potential Realized Value
                       Shares           Percent of                                       at Assumed Annual
                       Underlying       Total Options                                    Rates of Stock Price
                       Options          and Warrants                                     Appreciation for Option
                       and              Granted to        Exercise                       and Warrant Term (6)
                       Warrants         Employees in      Price        Expiration      -----------------------------
Name                   Granted          1999 (2)          Per Share    Date                 5%               10%
-------------------    ----------       -------------     ---------    ----------      ------------     ------------
Michael J. Parrella    5,000,000 (1)      69.2%            $0.41        04/13/09        $1,289,234       $3,267,172
                         862,500 (3)      66.0% (3)         0.75        02/01/04           178,720          394,924
                         250,000 (4)     100.0% (4)         0.50        02/01/04            34,535           76,314
                          15,000 (5)      93.4% (5)         0.6875      02/01/04             2,849            6,296
                          15,000 (5)      93.4% (5)         0.6876      02/01/04             2,850            6,297
                         500,000 (5)      93.4% (5)         0.6563      02/01/04            90,662          200,339
                          15,000 (5)      93.4% (5)         0.6562      02/01/04             2,719            6,009
                          15,000 (5)      93.4% (5)         0.7187      02/01/04             2,978            6,582
                         139,500 (5)      93.4% (5)         0.75        02/01/04            28,906           63,875

Cy E. Hammond            150,000 (1)       2.1%             0.41        04/13/09            38,667           98,015
                          25,000 (3)       1.9% (3)         0.75        02/01/04             5,180           11,447

Paul D. Siomkos          150,000 (1)       2.1%             0.41        04/13/09            38,677           98,015

Irving M. Lebovics       250,000 (1)       3.5%             0.41        04/13/09            64,462          163,359

James A. McManus         250,000 (1)       3.5%             0.41        04/13/09            64,462          163,359


(1) Options to acquire these shares were granted pursuant to the 1992 Plan. Vesting of such 1999 grants is as follows: 16% on the date of grant (April 13, 1999); 12% on each of the first and second anniversaries; 30% after the first and second year of profitability, but in no case, later than five years from the date of grant (April 13, 2004). These options were granted with an exercise price of $0.41 per share, the fair market value of the Company's common stock on the date of grant.

(2) Percentages for the grants described in (1) above are based upon the aggregate total granted under the 1992 Plan less amounts granted to consultants and non-employee directors (i.e., directors other than Messrs. Haft and Parrella) and amounts attributable to replacement grants. Percentages for grants attributable to the re-granting of options and warrants which would have otherwise expired in 1999 are determined based upon the aggregate total re-granted under the applicable plan less amounts granted to non-employee directors and consultants.

(3) Represents replacement grants of warrants. These warrants are vested. Expiration dates for such warrants to purchase common stock of the Company were extended five years from the date re-granted. The expiration date for such warrants had previously been extended for an additional two years from the original expiration dates in 1997. The exercise price of such warrants was not revised from the original exercise price and exceeded the fair market value of the stock on the date re-granted.

(4) Represents replacement options under the 1987 Plan. These options are vested.

(5) Represents replacement grants under the 1992 Plan. Expiration dates for re-granted options were extended to expiration dates equal to the lesser of five years from the date re-granted or ten years from the original grant date. These options are vested. In the aggregate, these options represent 93.4% of the options re-granted under the 1992 Plan.

(6) The dollar amounts on these columns are the result of calculations of the respective exercise prices at the assumed 5% and 10% rates of appreciation compounded annually through the applicable expiration date. Actual gains realized, if any, on stock option exercises and common stock holdings are dependent on the future performance of the Company's common stock and overall market conditions.

                1999 Aggregated Option and Warrant Exercises and
                   December 31, 1999 Option and Warrant Values

The following table sets forth certain information with respect to the exercise of options and warrants to purchase common stock during the fiscal year ended December 31, 1999, and the unexercised options and warrants held and the value thereof at that date, by each of the Named Executive Officers.

                                                                                          Value of Unexercised
                                                 Number of Shares Underlying              In-the-Money Options
                    Number of                    Unexercised Options and                  and Warrants at
                    Shares                       Warrants at December 31, 1999            December 31, 1999
                    Acquired on    Value      -----------------------------------     ---------------------------
  Name              Exercise (#)   Realized   Exercisable (#)   Unexercisable (#)     Exercisable   Unexercisable
-------             ------------   --------   ---------------   -----------------     -----------   -------------
Michael J. Parrella          -     $     -      7,037,000         8,200,000             $    -         $    -

Cy E. Hammond                -           -        518,718           276,000                  -              -

Paul D. Siomkos              -           -        274,000           376,000                  -              -

Irving M. Lebovics           -           -        440,000           310,000                  -              -

James A. McManus             -           -        100,000           150,000                  -              -

                        10-Year Option/Warrant Repricings

The following table summarizes for the Named Executive Officers the stock options and warrants which have been repriced during the ten-year period ending December 31, 1999.

From time to time, grantees forfeit options and warrants and the Company issues replacement grants for such options and warrants that would otherwise expire. In 1999, the Board of Directors re-granted such options and warrants that would have otherwise expired in 1999 to applicable employees and directors. All of such options and warrants were fully vested. The new term for the replacement options was the lesser of 5 years from the date re-granted or 10 years from the original grant date. Warrants were re-granted for 5 years. Such replacement options and warrants were granted at the original exercise price that in every case exceeded the fair market price of the Company's common stock of $0.24 on February 1, 1999, the date of the new grant.

                                 Number of      Market                                            Length of
                                 Securities     Price of         Exercise                         Original
                                 Underlying     Stock at         Price                            Option Term
                                 Options/       Time of          at time of                       Remaining at
                                 Warrants       Repricing        Repricing          New           Date of
                                 Repriced or    or Amend-        or Amend-          Exercise      Repricing or
     Name              Date      Amended(#)     ment ($)         ment ($)           Price ($)     Amendment
     ----              ----      -----------    ---------        ----------         ---------     ------------
Michael J. Parrella    2/1/99      862,500      $0.24            $0.75              $0.75         0 years
                       2/1/99      250,000      $0.24            $0.50              $0.50         0 years
                       2/1/99       15,000      $0.24            $0.6875            $0.6875       0 years
                       2/1/99       15,000      $0.24            $0.6876            $0.6876       0 years
                       2/1/99      500,000      $0.24            $0.6563            $0.6563       0 years
                       2/1/99       15,000      $0.24            $0.6562            $0.6562       0 years
                       2/1/99       15,000      $0.24            $0.7187            $0.7187       0 years
                       2/1/99      139,500      $0.24            $0.75              $0.75         0 years
                      12/4/98    6,000,000      $0.3125          $1.0625            $0.3125       9 years
                      1/22/97      862,500      $0.50            $0.75              $0.75         0 years
                      1/22/97      250,000      $0.50            $0.50              $0.50         0 years

Cy E. Hammond          2/1/99       25,000      $0.24            $0.75              $0.75         0 years
                      12/4/98      250,000      $0.3125          $1.0313            $0.3125       9 years
                      1/22/97       25,000      $0.50            $0.75              $0.75         0 years

Paul D. Siomkos       12/4/98      500,000      $0.3125          $0.7813            $0.3125       9 years

Irving M. Lebovics    12/4/98      300,000      $0.3125          $1.0313            $0.3125       9 years

Compensation Arrangements with Certain Officers and Directors

Mr. Parrella's incentive bonus is equal to 1% of the cash received by the Company upon the execution of transactions with unaffiliated parties. Such arrangement has been in effect since the initial award by the Compensation Committee on February 1, 1996.

In February 1998, the Company entered into an employment agreement with Paul Siomkos, its then new Senior Vice President of Operations. The term of this employment agreement is four years. Such agreement provides for a base salary of $150,000 and that the amount of any incentive bonus be at the sole discretion of the Company. Mr. Siomkos receives an automobile allowance of $1,000 per month.

Effective March 1, 1999, the Company hired James McManus as the President and Chief Executive Officer of the Company's subsidiary, DistributedMedia.com, Inc. In conjunction therewith, the Company entered into a letter of employment which provides for a base annual salary of $120,000, annual 5% increases of his base salary, a guaranteed first year bonus of $70,000 and $50 per site installed with DMC's DBSS (digital broadcasting station system) during Mr. McManus' first year of employment.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 1999, John McCloy, Stephen Carlquist and Sam Oolie served as members of the Compensation Committee of the Company's Board of Directors. Each of Messrs. McCloy, Carlquist and Oolie also served as members of the Board of Directors of NCT Audio since their respective appointments in 1997. Mr. Carlquist resigned as director of the Company and director of NCT Audio on September 23, 1999. Prior to his resignation, Mr. Carlquist was Chairman of the Compensation Committee.

The Company and QSI entered into nine agreements from 1993 to 1997. The Company's relationship with QSI was terminated in fiscal 1999. See above at "Certain Relationships and Insider Participation" for further information.

On January 26, 1999, Carole Salkind, an accredited investor and spouse of Morton Salkind, a director of the Company who resigned on January 19, 1999, subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. During fiscal 1999, the Company received an aggregate of $3.0 million proceeds for the secured convertible notes. The Company received the remaining $1.0 million installment on March 27, 2000. See above at "Certain Relationships and Insider Participation" for further information.

Board Compensation Committee Report on Executive Compensation

Mr. Haft served as Chairman of the Company's Board of Directors since July 17, 1996. He also has served as Chairman of the Executive Committee of the Board of Directors since July 1995. From November 1994 through July 1995, Mr. Haft was Chief Executive Officer of the Company. Mr. Haft continues to receive compensation from the Company. The total compensation paid by the Company to Mr. Haft in 1999, 1998 and 1997 was $85,500 ($12,500 of which was paid in shares of common stock of the Company in lieu of cash), $96,000 and $96,000, respectively. At the June 24, 1999 meeting of the Board of Directors, Mr. Haft's total compensation was reduced to an annual rate of $75,000 effective July 1, 1999. On February 1, 1999, Mr. Haft forfeited and was re-granted a warrant to acquire 218,500 shares of common stock of the Company at an exercise price of $0.75. In addition, he forfeited and was re-granted options under the Directors' Plan to acquire an aggregate of 538,500 shares of common stock as follows: 45,000 shares at an exercise price of $0.6562; 90,000 shares at an exercise price of $0.6875; 45,000 shares at an exercise price of $0.7187; and 358,500 shares at an exercise price of $0.75. These warrants and options are fully vested and expire February 1, 2004. These replacement grants were all at exercise prices in excess of the fair market value on the date re-granted. On April 13, 1999, Mr. Haft was granted an option under the 1992 Plan to acquire 100,000 shares of common stock at an exercise price of $0.41 per share, the fair market value of the stock on the grant date. The vesting requirements are as follows: 40% immediately and 30% on each of the first and second anniversaries of the date of grant. These options expire on April 13, 2009.

Mr. Parrella has served as the Company's Chief Executive Officer since June 19, 1997 and has served as its President since July 1995. Mr. Parrella's base salary for 1999 was continued at the rate of $120,000 per annum, the same as his base salary in 1998 and 1997. Mr. Parrella also is eligible for a cash incentive bonus. As previously reported, in May 1995, in recognition of the efforts of Mr. Parrella under the difficult conditions the Company was then facing and in recognition of the importance of his continued services to the then ongoing restructuring program, the Board of Directors awarded Mr. Parrella a cash bonus of 1% of the cash to be received by the Company upon the establishment of certain significant business relationships. Such percentage bonus was made contingent upon the execution of relevant documentation or other form of closing with regard to these relationships. Effective January 1, 1996, this percentage bonus arrangement was extended indefinitely until modified or terminated by the Company's Board of Directors. Under this percentage bonus arrangement during 1999, Mr. Parrella was paid a bonus of $168,678. Also in 1999, the Company paid Mr. Parrella a $22,008 annual automobile allowance and the Company paid the $6,418 annual premium for a $2.0 million personal life insurance policy on his behalf.

Certain of Mr. Parrella's options and warrants which would have expired in 1999 were forfeited and re-granted to him on February 1, 1999 as follows: a warrant for 862,500 shares at an exercise price of $0.75 per share and expiration date of February 1, 2004, an option under the 1987 Plan to acquire 250,000 shares of common stock at $0.50 per share and expiration date of February 1, 2004 and various options under the 1992 Plan aggregating 699,500 shares at prices ranging from $0.6562 to $0.75 with expiration date of February 1, 2004. The exercise price of all of Mr. Parrella's replacement grants exceeded the fair market value of the stock on the date of the new grants. On April 13, 1999, Mr. Parrella was granted an option under the 1992 Plan to purchase 5,000,000 shares of the Company's common stock. The exercise price is $0.41 per share which was the closing bid price of the Company's common stock on April 13, 1999, the date of grant. Vesting requirements are as follows: as to 800,000 shares, immediately; as to 600,000 shares, April 13, 2000; as to another 600,000 shares, April 13, 2001; as to 1,500,000 shares, after the first year of profitability; as to the remaining 1,500,000 shares, after the second year of profitability. Regardless of the vesting requirements, the options become exercisable after five years, or after April 13, 2004.

The base  salary of Mr.  Hammond,  as Senior  Vice  President,  Chief  Financial
Officer, Treasurer and Assistant Secretary, was $94,000 for 1999, the same as his salary in 1998 and 1997. On April 13, 1999, Mr. Hammond was elected to the additional offices of Treasurer and Assistant Secretary of the Company. In recognition of Mr. Hammond's efforts in connection with the Company's private placements of convertible preferred stock, generating other cash resources for the Company and other accomplishments, Mr. Hammond was awarded a cash bonus of $92,941 in 1999. Also in 1999, the Company paid Mr. Hammond a $12,000 annual automobile allowance. On February 1, 1999, a warrant for the purchase of 25,000 shares of common stock which had an expiration date in 1999, was forfeited and re-granted with an expiration date of February 1, 2004 at an exercise price of $0.75. Such exercise price exceeded the fair market value of the common stock on the date of the replacement grant. On April 13, 1999, Mr. Hammond was granted an option to acquire 150,000 shares of common stock of the Company at an exercise price of $0.41 per share, the fair market value on the date of grant. The vesting requirements are as follows: 16% immediately, 12% on each of the first and second anniversaries of the date of grant, 30% after each of the first and second years of profitability of the Company, but in any case, all options become exercisable after the fifth anniversary.

The base salary of Mr. Siomkos, as Senior Vice President, Operations, was $150,000. In addition, Mr. Siomkos was paid a $12,000 automobile allowance. Mr. Siomkos was granted an option to acquire 150,000 shares of common stock of the Company at an exercise price of $0.41 per share, the fair market value on the date of grant. The vesting requirements are as follows: 16% immediately, 12% on each of the first and second anniversaries of the date of grant, 30% after each of the first and second years of profitability of the Company, but in any case, all options become exercisable after the fifth anniversary.

Mr. Lebovics joined the Company in February 1998 as Vice President, Worldwide Sales, at a base salary of $95,000. In addition to the salary, in 1998, Mr. Lebovics received a non-refundable draw of $25,000 per annum. On July 15, 1998, Mr. Lebovics' base salary was increased to $120,000 and the non-refundable draw was increased to $30,000 per annum. Mr. Lebovics' base salary and non-recoverable draw were continued at these rates in 1999, along with a $9,000 per annum automobile allowance. Mr. Lebovics was promoted to Senior Vice President, Global Sales in January 1999. In 1999, Mr. Lebovics was granted an option to acquire 250,000 shares of common stock of the Company at an exercise price of $0.41 per share, the fair market value on the date of grant. The vesting requirements are as follows: 16% immediately, 12% on each of the first and second anniversaries of the date of grant, 30% after each of the first and second years of profitability of the Company, but in any case, all options become exercisable after the fifth anniversary.

The base salary and guaranteed first year bonus of Mr. McManus, President and Chief Executive Officer of DMC, were established at $120,000 and $70,000, respectively. Mr. McManus was granted an option to acquire 250,000 shares of common stock of the Company at an exercise price of $0.41 per share, the fair market value on the date of grant. The vesting requirements are as follows: 40% immediately and 30% on each of the first and second anniversaries of the date of grant.

Because of the Company's uncertain business prospects and limited cash resources, in determining the appropriate levels of compensation for the Chief Executive Officer and the Named Executive Officers, the Compensation Committee did not deem it relevant or useful to consider the compensation practices of other companies having more certain prospects and greater cash resources. Rather, the Compensation Committee took into consideration the contribution being made to the Company's development efforts by these officers; the absence, in certain instances, of any material increase in salary or other cash compensation for any of the past several years; the importance of the Company continuing to receive their services and the benefit of their knowledge of the Company's technologies; and the Company's ability to provide them with adequate levels of remuneration either in cash or in securities. Accordingly, it is the opinion of the Committee that the above-described rates of compensation are reasonable in light of these factors and the financial condition of the Company.


                                          THE COMPENSATION COMMITTEE


                                          By:   /s/ SAM OOLIE
                                                /s/ JOHN McCLOY
Performance Graph

Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                                 NCT Group, Inc.
                              Stock Performance (1)


                                [OBJECT OMITTED]

                                   12/31/94    12/31/95    12/31/96    12/31/97     12/31/98     12/31/99
                                   --------    --------    --------    --------     --------     --------
NCT                                  100          83          54         150           37           18
NASDAQ Composite Index               100         141         174         213          300          546
NASDAQ Electronic Component          100         166         286         300          464          910
       Stock Index (2)

(1) Assumes an investment of $100.00 in the Company's common stock and in each index on December 31, 1994.

(2) The Company has selected the NASDAQ Electronic Components Stock Index composed of companies in the electronics components industry listed on the NASDAQ National Market System. Because the Company knows of no other publicly owned company whose business consists solely or primarily of the development, production and sale of systems for the cancellation or control of noise and vibration by electronic means and other applications of the Company's technology, it is unable to identify a peer group or an appropriate published industry or line of business index other than the NASDAQ Electronics Components Stock Index.


  PROPOSAL 2. AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION
              TO INCREASE AUTHORIZED CAPITALIZATION

The Company's Board of Directors has unanimously approved and declared advisable an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $0.01 per share, from 325,000,000 to 450,000,000, an increase of 125,000,000 shares. The Board of
Directors is submitting this matter for adoption by the holders of the common stock at the Meeting.

The Company needs to increase the authorized but unissued shares of its common stock because our Board of Directors approved a number of securities sales transactions whose terms could obligate us to issue more shares than the Company now has authorized. The number of additional shares the Company may need to issue is partly a function of the price of our common stock, as further explained below. Although our shareholders are being asked to approve this proposal to increase the authorized but unissued shares to satisfy these obligations, holders of our common stock are not approving the transactions themselves or the terms of the securities sold. In addition, shareholders are not approving future issuances of preferred stock or other future transactions by voting for this proposal.

The terms of the additional shares of common stock will be identical to those of the currently outstanding shares of common stock. However, because holders of common stock have no preemptive rights to purchase or subscribe for any unissued stock of the Company, the issuance of additional common shares will reduce the percentage interest of current shareholders in the total outstanding shares of common stock. Approval of this proposal will not affect the number of other shares authorized. The relative rights and limitations of the shares of common stock and other shares authorized would remain unchanged under this proposal.


As of May 26, 2000, a total of 275,388,539 of the Company's currently authorized shares of common stock have been issued and are outstanding, leaving 49,611,461 shares of common stock available for all other purposes. A number of the currently authorized but unissued shares of common stock are required to be held in reserve for possible future issuance: (a) upon conversion of convertible secured notes and interest thereon; (b) upon conversion of certain series of the Company's convertible preferred stock and accretion of dividends thereon; (c) upon exercise of stock options and warrants; (d) upon the exchange of common stock of NCT Audio ; and (e) for certain contingent obligations pursuant to a reset provision. These specific purposes for additional shares of common stock are described in greater detail below.

For certain conversions and exchanges into shares of our common stock, the number of shares required to be reserved may vary as a function of the price of our common stock. At an assumed closing bid price per share of $0.50 (also assumed to be the 5-day average closing bid price), the Company would not have available and in reserve all of the shares of common stock necessary to fulfill its obligations for all of the specific future issuances noted above in (a) through (f). At such price, after providing adequate reserves for all of the specific future issuances outlined above, the Company would have a shortfall in the number of authorized but unissued shares of common stock of 40,981,957. To alleviate this problem, current executive officers and directors of the Company have agreed, as necessary, to release or set aside the reserve required for the exercise of their warrants and options, aggregating 24,843,768 shares of common stock. In addition, the Holder of the Company's secured convertible notes has agreed that the reserve required for the conversion of such notes may be based on a best efforts basis of the Company to secure additional shares. If the proposal to increase the authorized shares of common stock is adopted, the Company would have a total of approximately 84,018,043 unissued and unreserved shares of common stock available for future issuance, at a closing bid price and 5-day average closing bid price of $0.50.

The proposed increase in the number of authorized but unissued shares of common stock would also enable the Company, without undue delay, to issue such shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, including the operation of DMC, and other corporate purposes. If the Company's execution of its strategy for DMC does not proceed according to plan, the Company will need to generate additional capital which may be raised by the issuance of shares of its common stock. The Board believes it to be in the best interest of the Company to make additional shares of common stock available for possible issuance for acquisitions, public or private financings involving common stock or preferred stock or other securities convertible into common stock, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

Under the Restated Certificate of Incorporation, the Board of Directors is empowered to issue all or any part of the shares of its unissued authorized common stock without further action by shareholders. Except for the purposes described below in greater detail, the Company currently has no specific plans to issue any of its shares of common stock held in treasury (6,078,065 shares) or any additional unissued and unreserved shares of common stock.

Some of the additional shares will be earmarked for specific purposes. The following sections outline the circumstances under which additional shares of the Company's common stock may be required.

Secured Convertible Notes

Carole Salkind, spouse of a former director and an accredited investor, subscribed and agreed to purchase secured convertible notes of the Company in an aggregate principal amount of $4.0 million. A secured convertible note for $1.0 million was signed on January 26, 1999, and the Company received the $1.0 million on January 28, 1999. The Note matures on January 25, 2001 and earns interest at the prime rate as published from time to time in The Wall Street Journal from the issue date until the Note becomes due and payable. The Holder has the right at any time on or prior to the day the Note is paid in full, to convert at any time, all or from time to time, any part of the outstanding and unpaid amount of the Note into fully paid and non-assessable shares of common stock of the Company at the conversion price. The conversion price, as amended by the Company and the Holder on September 19, 1999, of the Note and any future notes, is the lesser of (i) the lowest closing transaction price for the common stock on the securities market on which the common stock is being traded at any time during September 1999; (ii) the average of the closing bid price for the common stock on the securities market on which the common stock is being traded for five (5) consecutive trading days prior to the date of conversion; or (iii) the fixed conversion price of $0.17. In no event will the conversion price be less than $0.12 per share. The Holder was obligated to purchase the remaining $3.0 million principal amount of the secured convertible notes on or before June 30, 1999. The Company agreed to extend such date for the purchase of remaining installments of secured convertible notes to April 15, 2000. On various dates, the Holder purchased additional installments of the remaining $3.0 million principal amount of the secured convertible notes. As of March 31, 2000, the Company has received an aggregate of $4.0 million from the Holder and had issued secured convertible notes with the same terms and conditions of the Note described above.

Based upon the $4.0 million of issued secured convertible notes, the Company expects 23,529,412 shares of common stock may be required to effect the conversion by the Holder at a conversion price of $0.17. Further, the Company estimates 1,882,353 additional shares of common stock may be due the Holder for interest on the $4.0 million principal amount of the secured convertible notes (calculated as principal times interest at 8.0% for one year, then divided by an assumed $0.17 conversion price).

Convertible Preferred Stock

The Board of Directors has total discretion in the issuance and determination of the rights and privileges of any shares of preferred stock which the Company may issue in the future. The Company is authorized to issue 10,000,000 shares of preferred stock. As of March 31, 2000, a total of 4,764 shares of convertible preferred stock were issued and outstanding, consisting of 3,510 shares of the Company's Series F Convertible Preferred Stock (the "Series F Preferred Stock") and 1,254 shares of Series G Convertible Preferred Stock (the "Series G Preferred Stock"). If the Company were to issue preferred stock in the future, it could discourage or impede a tender offer, proxy contest or other similar transaction involving a change in control. Management is not aware of any effort at present, however, to acquire or take control of the Company. Management is not presently contemplating the designation or issuance of more preferred stock.

Assuming a weighted average 5-day closing bid price of $0.50, the Company would need an aggregate of 13,785,000 shares of its common stock for the conversion of the outstanding and subscribed shares of its convertible preferred stock. Following is a summary of the outstanding series of convertible preferred stock.

The Series F Preferred Stock

On August 10, 1999, the Company entered into a subscription agreement (the "Series F Subscription Agreement") to sell an aggregate stated value of up to $12.5 million (12,500 shares) of Series F Preferred Stock, in a private placement pursuant to Regulation D of the Securities Act, to five unrelated accredited investors through one dealer. The Company received $1.0 million for the sale of 8,500 shares of Series F Preferred Stock. Each share of the Series F Preferred Stock has a par value of $0.10 per share and a stated value of one thousand dollars ($1,000) per share with an accretion rate of four percent (4%) per annum on the stated value. Each share of Series F Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock pursuant to a predetermined conversion formula, subject to certain limitations. On September 10, 1999, the Company received subscription agreements from four of the accredited investors in the amount of $4.0 million for four DMC network affiliate licenses. While the investors agreed upon the exchange of 8,500 shares of Series F Preferred Stock having aggregate stated value of $8.5 million, for consideration of $1.0 million, current accounting policy dictates that the additional $4.0 million for the DMC licenses is to be considered as additional consideration for the Series F Preferred Stock. The conversion terms of the Series F Preferred Stock provided that in no event would the Company be obligated to issue more than 35,000,000 shares of its common stock in the aggregate in connection with the conversion of the 12,500 shares of Series F Preferred Stock. The pro rata portion of the shares of common stock issuable upon conversion of the 8,500 shares of Series F Preferred Stock issued and outstanding, or 23,800,000 shares of the Company's common stock, were registered together with 1,944,000 shares of common stock which may be issued, under Registration Statement No. 333-87757. The issuance of the additional 1,944,000 shares would enable the Company to pay the 4% per annum accretion on the stated value of the issued and outstanding shares of Series F Preferred Stock. The Company is given the right to pay the accretion in either cash or common stock.

The Series F Subscription Agreement also provides that the Company will be required to make certain payments in the event of its failure to effect conversion in a timely manner. In connection with the Series F Preferred Stock, the Company may be obligated to redeem the excess of the stated value over the amount permitted to be converted into common stock. Such additional amounts will be treated as obligations of the Company. On January 27, 2000, the Series F Preferred Stock Certificate of Designations, Preferences and Rights was amended to obligate the Company to issue up to 77,000,000 of its common stock upon the conversion of the 12,500 designated shares of Series F Preferred Stock. Such increase in the number of shares of common stock was made in the interest of investor relations of the Company. The Company plans to register 28,560,000 additional shares of common stock for the conversion of the Series F Preferred Stock, as amended. To date, 4,016 shares of Series F Preferred Stock have been converted into 36,084,832 shares of NCT common stock and 974 shares of Series F Preferred Stock, together with the remaining shares of the Company's Series E Convertible Preferred Stock (5,026 shares), were exchanged for eight DMC licenses. Thus, 3,510 shares of Series F Preferred Stock are outstanding. At a 5-day average closing bid price of $0.50, the Company would need 8,775,000 shares of its common stock for the conversion of the outstanding shares of Series F Preferred Stock.

The Series G Preferred Stock

On January 25, 2000, the Board of Directors designated a new series of preferred stock based upon a negotiated term sheet. The Series G Preferred Stock consists of 5,000 designated shares, par value of $0.10 per share and a stated value of one thousand dollars ($1,000) per share with a cumulative dividend of four percent (4%) per annum on the stated value payable upon conversion in either cash or common stock. On March 6, 2000, the Company and an accredited investor entered into an agreement under which the Company sold an aggregate stated value of $2.0 million (2,004 shares) of Series G Preferred Stock in a private placement pursuant to Regulation D of the Securities Act for an aggregate of $1.75 million. The Company received $1.0 million for the sale at the closing and will receive the balance of $750,000, upon meeting certain requirements including the registration of shares of common stock for resale upon the conversion of the Series G Preferred Stock. Each share of Series G Preferred Stock is convertible into fully paid and nonassessable shares of the Company's common stock pursuant to a predetermined conversion formula which provides that the conversion price will be the lesser of (i) the weighted average of the closing bid price for the common stock on the securities market on which the common stock is being traded for five (5) consecutive trading days prior to the date of conversion; or (ii) the fixed conversion price of $0.777. The Company plans to register 4,008,000 shares of common stock for the conversion of the Series G Preferred Stock along with 160,320 shares that the Company may elect to issue to pay the cumulative dividend. At a weighted average 5-day closing bid price of $0.50, the Company would need 5,010,000 shares of its common stock for the conversion of the outstanding shares of the Series G Preferred Stock.

Warrants and Options

The Company has various stock option plans, including its 1987 Plan, its 1992 Plan and its Directors' Plan. In addition, the Company has granted stock options and warrants outside of its formal option plans. In July 1999, the Company issued a common stock warrant to Production Resource Group ("PRG") for, at PRG's election, either (i) the number of shares of the Company's common stock which may be purchased for an aggregate purchase price of $1,250,000 at the fair market value on July 19, 1999; or (ii) the number of shares representing five percent of the fully paid and nonassessable shares of common stock of DMC at the purchase price per share equal to either (x) if a DMC qualified sale (a sale in one transaction in which the aggregate sales proceeds to DMC equal or exceed $5,000,000) has closed on or before December 31, 1999, the purchase price per share determined by multiplying the price per share of DMC common stock or security convertible into DMC common stock by seventy-five percent (75%) or (y) if a DMC qualified sale has not closed on or before December 31, 1999, at an aggregate price of $1,250,000. The closing bid price on July 19, 1999 was $0.1875. As such, the Company has reserved 6,666,667 shares of common stock for the PRG warrant. On March 10, 2000, in conjunction with the closing of the Series G Preferred Stock transaction, the Company issued warrants to acquire 167,500 shares of NCT common stock. Such warrants are exercisable at $0.71925 per share and expire on March 31, 2005.

The Company is required to reserve approximately 47,726,000 shares of its common stock for all outstanding options and warrants and for options available for grant under option plans. Presently, approximately 46,695,000 options and warrants are outstanding and approximately 31,340,000 are exercisable. The current executive officers and directors of the Company have been granted options and warrants to acquire an aggregate of 24,843,768 shares of common stock. This group has agreed, if it becomes necessary, to set aside the requirement to reserve shares of common stock upon their exercise of options and warrants.

Further, if Proposal No. 3 below is approved by shareholders, the Company would be required to reserve an additional 20,000,000 shares of its common stock for the 1992 Plan.

NCT Audio Common Stock Exchange Right

Between October 10, 1997 and December 4, 1997, NCT Audio sold 2,145 common shares for approximately $4.0 million in a private placement under Regulation D of the Securities Act. The terms of the sale allow the purchasers of NCT Audio's common stock to exchange their shares for an equally valued amount of the Company's common stock at a predetermined exchange ratio. The purchasers could not, however, exercise their exchange right if NCT Audio filed a registration statement for an initial public offering with the SEC within 90 days. If the registration statement did not become effective within 180 days, the exchange right was renewed. Purchasers of a total of $1.7 million of NCT Audio common stock later agreed to extend the former period from 90 days to 150 days and the latter period from 180 days to 240 days. NCT Audio, however, failed to file a registration statement within the extended 150-day period. At the same time, the Company is under no obligation to register any of its shares of common stock which may be issued in connection with the above exchange right.

To date, the Company has issued 22,484,599 shares of its common stock in exchange for 1,388 shares of NCT Audio common stock. Of such shares, an aggregate of 21,944,987 shares of our common stock have been registered for resale, and the Company seeks to register another 404,612 such shares. At a 5-day average closing bid price of $0.50, the Company has provided a reserve of 3,548,438 shares of its common stock for the exchange of shares of NCT Audio common stock.

Reset Provision Shares

The proposed increase in the number of authorized shares of common stock would enable the Company to fulfill certain contingent obligations under a securities purchase agreement, dated as of December 27, 1999 (the "Purchase Agreement"), among the Company, Austost Anstalt Schaan ("Austost"), Balmore Funds S.A. ("Balmore") and Nesher, Inc. ("Nesher"). Based on an offer on November 9, 1999, the Company, Austost, Balmore and Nesher entered into the Purchase Agreement whereby the Company, on December 28, 1999, issued a total of 3,846,155 shares (the "SPA Shares") to Austost, Balmore and Nesher for a total purchase price of $500,000. In addition, the Company issued 288,461 shares of its common stock to the placement agent for the transaction. The price of the SPA Shares was $0.13 per share, which was $0.03, or 19%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on November 8, 1999, and $0.015, or 10%, less than the closing bid price of the Company's common stock as reported by the OTC Bulletin Board on December 27, 1999. This per share price may be subject to decrease upon the application of a reset provision contained in the Purchase Agreement as described below.

Under the reset provision, on June 26, 2000, and again on September 25, 2000, the Company may be required to issue additional shares to one or more of Austost, Balmore or Nesher if the sum of certain items on those dates is less than 120% of the total purchase price paid by Austost, Balmore and Nesher for the SPA Shares. Those items are: (i) the aggregate market value of the SPA Shares held by Austost, Balmore and Nesher (based on the per share closing bid price on those dates); (ii) the market value of any SPA Shares transferred by Austost, Balmore and Nesher as permitted under the Purchase Agreement (based on the per share closing bid price on the date of transfer); and (iii) any amounts realized by Austost, Balmore and Nesher from sales of any such shares prior to June 26, 2000 or September 25, 2000, as the case may be. The number of additional shares of common stock that the Company would be obligated to issue in such case would be a number of shares having an aggregate market value (based on the per share closing bid price on such date) that, when added to the sum of items (i), (ii) and (iii) set forth above, would equal 120% of the total purchase price paid for the SPA Shares. At closing bid prices in excess of $0.156, the Company would not be obligated to issue additional shares of common stock pursuant to the reset provision.

Other Shares

On June 24, 1999, NCT Hearing signed a letter of intent to acquire sixty percent (60%) of the common stock of Pro Tech Communications, Inc. ("PCTU") in exchange for rights to certain NCT Hearing technology, contingent in part upon obtaining equity financing for PCTU. The Company is negotiating with accredited investors for a $1.5 million investment in convertible preferred stock of PCTU, convertible into shares of PCTU common stock or exchangeable for shares of NCT common stock, at their election. The conversion and exchange formulae are part of such negotiations. There can be no assurance that the acquisition will be consummated or that the equity transaction will close as contemplated.

Recently, the Company has executed certain other agreements and letters of intent that may further obligate the Company to issue shares of its common stock. Specifically, pursuant to a strategic alliance and technology license agreement among the Company, its subsidiary, Advancel Logic Corp. and Infinite Technology Corporation, up to $2.4 million of which $0.9 million is payable in NCT common stock and the balance is payable in cash or NCT common stock at the Company's election, may be required to support further TJ or T2J technology development, microprocessor and semiconductor chip development as provided in said agreement. The Company has executed letters of intent with Theater Radio Network ("TRN") and Midcore Software, Inc. ("Midcore") to acquire such entities, subject to completion of due diligence and definitive purchase agreements. As presently contemplated, the TRN transaction would require payment upon closing of $2.5 million in NCT common stock, a 7.5% equity interest in DMC Cinema (a new corporation) and up to $2.5 million in shares of NCT common stock contingently payable within two years of the closing. As presently contemplated, the Midcore transaction would require payment upon closing of $3.2 million in NCT common stock, $1.7 million in cash to be paid monthly for 36 months based on a 5% royalty on Midcore's gross revenue and payment at the third anniversary of closing of $1.5 million in NCT common stock, exchangeable for continuation of the 5% royalty.

Finally, the proposed increase in the number of authorized shares of common stock would enable the Company, without undue delay, to issue such shares from time to time as may be required for proper business purposes, such as raising additional capital for ongoing operations, including the operation of DMC, and other corporate purposes. If the Company's execution of its strategy for DMC does not proceed according to plan, the Company will need to generate additional capital which may be raised by the issuance of shares of its common stock. The Board believes it to be in the best interest of the Company to make additional shares of common stock available for possible issuance for acquisitions, public or private financings involving common stock or preferred stock or other securities convertible into common stock, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

Under the Restated Certificate of Incorporation, the Board of Directors is empowered to issue all or any part of the shares of its unissued authorized common stock without further action by shareholders. Except for the purposes outlined above, the Company currently has no specific plans or contemplated actions to issue any of its shares held in treasury or any additional unissued and unreserved shares of common stock.

Vote Required

The affirmative vote of a majority of the issued and outstanding shares of common stock is required to approve the proposal to increase the Company's authorized common stock.

The Board of Directors unanimously recommends that the holders of the common stock vote "FOR" the proposal to increase the Company's authorized common stock.

            PROPOSAL 3. ADOPTION OF AN AMENDMENT TO THE 1992 PLAN

On October 6, 1992, the Company adopted, subject to stockholder approval, the 1992 Plan, under which options to purchase shares of the Company's common stock were granted to officers, employees and certain directors of the Company in consideration and recognition of the rights those persons forfeited as a result of the cancellation of the Company's stock appreciation rights program and the forfeiture of stock options by certain officers and employees agreed to by such persons in the furtherance of the Company's efforts to conclude a private placement of shares of the Company's common stock with various institutional and other qualified investors by the end of August 1992. On April 14, 1993, the Option Committee of the Board of Directors amended the 1992 Plan, subject to stockholder approval, to provide ongoing benefits to officers, employees and non-employee directors of the Company in a manner which would enhance the Company's ability to attract and retain the services of qualified executives, employees and directors while providing an incentive for such persons to make a maximum contribution to the Company's success and aligning their interests with those of the Company's stockholders. On May 27, 1993, the stockholders approved the 1992 Plan as adopted on October 6, 1992, and as amended on April 14, 1993.

On November 8, 1995, the Option Committee amended the 1992 Plan, subject to stockholder approval, to increase the aggregate number of shares of the Company's common stock reserved for awards of restricted stock and for issuance upon the exercise of stock options granted under the 1992 Plan from 6,000,000 to 10,000,000 shares and to add to those persons who are eligible to participate under the 1992 Plan, active consultants to the Company. The purpose of the amendment was to enable the Company to continue in the future to provide benefits to officers, employees, non-employee directors and active consultants of the Company in a manner that would enhance the Company's ability to attract and retain the services of qualified executives, employees, directors and consultants while providing an incentive for such persons to make a maximum contribution to the Company's success and aligning their interests with those of the Company's stockholders.

On January 15, 1998, the Board of Directors amended the 1992 Plan, subject to stockholder approval, to (i) increase the aggregate number of shares of the Company's common stock reserved for awards of restricted stock and for issuance upon exercise of stock options granted under the 1992 Plan from 10,000,000 shares to 30,000,000 shares, (ii) provide that the 1992 Plan be administered by the Board of Directors or a committee appointed by the Board of Directors consisting of at least two (2) non-employee directors and designated as either the Compensation Committee or the Option Committee of the Board of Directors,
(iii) provide that non-employee directors of the Company be eligible to be participants under the 1992 Plan together with employees and active consultants of the Company, (iv) provide that the provisions under the 1992 Plan providing for grants of awards of restricted common stock and options to purchase common stock to non-employee directors according to an automatic formula be deleted from the 1992 Plan, and (v) provide for such other technical and administrative amendments as may be deemed necessary or advisable by the Chief Financial Officer or by the General Counsel of the Company. The purpose of the amendment to the 1992 Plan was to enable the Company to continue in the future to provide benefits to officers, employees, directors and active consultants of the Company in a manner that would enhance the Company's ability to attract and retain the services of qualified executives, employees, directors and consultants while providing an incentive for such persons to make the maximum contribution towards the Company's success and aligning their interests with those of the Company's stockholders and to effect certain administrative and procedural changes deemed appropriate in light of the then recent changes to Rule 16b-3 under the Exchange Act eliminating the need for stock-based plans to provide grants to non-employee directors only in accordance with a predetermined automatic formula set forth in the plan. On October 20, 1998, the shareholders approved this amendment.

On January 19, 2000, the Board of Directors further amended the 1992 Plan, subject to stockholder approval, to increase the aggregate number of shares of the Company's common stock reserved for awards of restricted stock and for issuance upon the exercise of stock options granted under the 1992 Plan from 30,000,000 shares to 50,000,000 shares. In order to effect the increase in the aggregate number of shares of common stock reserved for issuance under the 1992 Plan as described in the preceding sentence, the shareholders must approve the amendment to the Company's Restated Certificate of Incorporation described in Proposal 2 above.

The material ongoing features of the 1992 Plan, as amended, include the following:

o The aggregate number of shares of the Company's common stock reserved for grants of restricted stock and grants of options to purchase shares of the Company's common stock is 50,000,000 shares. The amendment for which stockholder approval is being sought increased the number of shares so reserved from 30,000,000 shares to 50,000,000 shares.

o The 1992 Plan is administered by the Board of Directors or by a committee approved by the Board of Directors consisting of at least two (2) non-employee directors and designated as either the Compensation Committee or the Option Committee (the "Administrator").

o The 1992 Plan authorizes the granting of options which may be either non-statutory options or "incentive stock options" (as defined in the Internal Revenue Code of 1986, as amended) and restricted stock awards.

o The shares of common stock covered by the 1992 Plan may be either treasury shares or authorized but unissued shares. If any option granted under the 1992 Plan expires or terminates without having been exercised in full or any restricted stock award is forfeited, the shares covered by the unexercised portion of the option or by the forfeited restricted stock award may be used again for new grants under the 1992 Plan.

o There is no maximum number of shares that can be allowed to one participant in any grant of non-statutory options or restricted stock awards, but the aggregate fair market value of the shares, at the time of grant, with respect to which options intended to be incentive stock options are exercisable for the first time by a participant in any calendar year may not exceed one hundred thousand ($100,000.00) dollars.

o The persons who are eligible to participate under the 1992 Plan ("Participants") include executive officers (currently 7 persons), the non-executive officer director group (currently 3 persons), non-executive officer employees (currently 63 persons) and persons retained by the Company for consulting services (currently 7 persons).

o The exercise price for all of the options to be granted under the 1992 Plan is to be not less than the market value of a share of the Company's common stock on the date of the grant of the option.

o Any grant of an option or restricted stock award under the 1992 Plan must be made no later than May 27, 2003, ten (10) years from the date the 1992 Plan originally was approved by the stockholders.

o The 1992 Plan provides for adjustments in the number of shares subject to the 1992 Plan and other relevant provisions in the event of a stock split, merger or similar occurrence.

o The Administrator, in its discretion, may determine the provisions of the options granted under the 1992 Plan, including installment exercise terms for an option under which the option may be exercised in a series of cumulative installments; the form of consideration, including cash, shares of common stock or any combination thereof, which may be accepted in payment of the purchase price of shares purchased pursuant to the exercise of an option; special rules regarding exercise in the case of retirement, death, disability or other termination of employment; and other provisions consistent with the terms of the 1992 Plan and applicable law.

o The Administrator may determine the term of each option granted but no option may be exercised after the expiration of ten (10) years from the date it is granted.

o Options may be granted under the 1992 Plan on such terms and conditions as the Administrator considers appropriate which may differ from those provided in the 1992 Plan where such options (substitute options) are granted in substitution for stock options held by employees of other companies who concurrently become employees of the Company or a subsidiary of the Company as the result of a merger or consolidation of the other company with, or the acquisition of the property or stock of the other company by, the Company or a subsidiary of the Company.

o The Administrator may grant restricted stock awards of shares of the Company's common stock to any other Participant under the 1992 Plan. The Administrator in its discretion may determine the provisions of grants of restricted stock awards including the time at which such awards become non-forfeitable and fully transferable, the terms of forfeiture, the entitlement of grantees to vote the shares and receive dividends paid thereon and any other provisions consistent with the terms of the 1992 Plan and applicable law.

The Administrator may at any time or times amend the 1992 Plan provided that, except as required by adjustments in the case of changes in capitalization, no such amendment shall without the approval of the stockholders of the Company:
(i) increase the maximum number of shares of common stock for which options or restricted stock awards may be granted under the 1992 Plan; (ii) reduce the price at which options may be granted below the price described above; (iii) reduce the exercise price of outstanding options; (iv) extend the period during which options or restricted stock awards may be granted; (v) extend the period during which an outstanding option may be exercised beyond the maximum period provided for under the 1992 Plan; (iv) materially increase in any other way the benefits accruing to Participants; or (vii) change the class of persons eligible to be Participants. The following table sets forth certain additional details concerning the 1992 Plan:

                                New Plan Benefits
               As Added by Amendment for Which Approval is Sought

                                                                       Added by Amendment
                                                                  Adopted January 19, 2000 (1)
                                                                  ----------------------------
                                                                                    Number
    Name                         Position (2)                     Value ($)(3)   of Shares (#)
    ----                         ------------                     ------------   -------------

Michael J. Parrella (4)      Chairman of the Board of Directors   $2,665,000      6,500,000
                             and Chief Executive Officer


Cy E. Hammond                Senior Vice President, Chief            102,500        250,000
                             Financial Officer, Treasurer
                             and Assistant Secretary

Paul D. Siomkos              Senior Vice President, Operations        30,750         75,000

Irving M. Lebovics           Senior Vice President, Global Sales      61,500        150,000

James A. McManus             President and Chief Executive            41,000        100,000
                             Officer, DistributedMedia.com, Inc.

Executive Officer Group (7)                                        3,249,250      7,925,000

Non-Executive Officer                                                153,750        375,000
Director Group (3)

Non-Executive Officer                                              1,014,750      2,475,000
Employee Group (63)

Active Consultant Group (7)                                          820,000      2,000,000

(1) The table includes grants under the 1992 Plan granted by the Company's Board of Directors on January 19, 2000. Such grants become exercisable in the event the adoption of the amendment of the 1992 Plan is approved by the stockholders at the Meeting. Options granted to participants other than Mr. Parrella (see note (4) below) vest 40% immediately and 30% on each of the first and second anniversaries. All options expire 10 years from date of grant.

(2)  Named Executive Officers are those for the 1999 fiscal year.

(3) The value equals the exercise price of the options, $0.41 per share, times the number of shares granted.

(4) Vesting requirements for Mr. Parrella are as follows: 2.5 million shares immediately; 1 million shares on the first anniversary; 1 million shares on the second anniversary; 1 million shares after each of the first and second year of profitability, but in any case, after 5 years.

Nonstatutory stock options without ascertainable fair market value at grant for federal income tax purposes are not taxed to the participant until exercised or otherwise disposed of. If the option is exercised, the participant realizes compensation income equal to the fair market value of the stock at the time it is transferred to him or her less the amount paid for it (the option or exercise price). If the Company satisfies its tax withholding obligations arising from the exercise of the options, it would receive a business expense deduction for the amount that the participant must include in gross income as compensation because of the exercise of a nonstatutory stock option. This deduction is taken for the same year in which or within which that income is taxable to the participant. If the participant later sells the stock, any further gain would be capital gain.

With respect to incentive stock options, in general, no income to a participant will result for federal tax purposes upon either the granting or the exercise of an option under the 1992 Plan. If the participant later sells the acquired stock at least two years after the date the option is granted and at least one year after the transfer of the acquired stock to the participant, the participant would realize capital gain equal to the difference between the option price and the proceeds of the sale. If the participant's gain is taxed as capital gain, the Company would not be allowed a business expense deduction. If the participant disposes of the acquired stock before the end of the required holding periods, the participant would realize ordinary income in the year of disposition equal to the lesser of: (i) the difference between the option price and the fair market value of the stock on the exercise date, or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized; the Company would receive an equivalent deduction. If the participant later sells the stock, any further gain would be capital gain.

With respect to restricted stock awards, the participant would generally realize ordinary income in the year the shares of common stock covered by the award become non-forfeitable or fully transferable, in an amount equal to the fair market value of the shares on the date they become non-forfeitable or fully transferable. The Company would be entitled to an equivalent deduction. If the participant later sells the stock, any further gain would be capital gain. Further, the participant may elect to treat the award as ordinary income in the year of grant within thirty (30) days of the date of grant. If the participant makes such an election, the Company would be entitled to an equivalent deduction.

The Board of Directors recommends a vote "FOR" approval of the adoption of the amendment of the 1992 Plan described above.


                                OTHER MATTERS

As of the date of this Proxy Statement, we know of no other business to be presented for action at the Meeting. As to any business which would properly come before the Meeting, the proxies confer discretionary authority in the persons named therein and those persons will vote or act in accordance with their best judgment with respect thereto.


                  INFORMATION RELATING TO INDEPENDENT AUDITORS

The Board of Directors appointed the firm of Richard A. Eisner & Company, LLP to audit the financial statements of the Company for the year ended December 31, 1999. The Company's 1999 financial statements and the report of Richard A. Eisner & Company, LLP appear in the Company's 1999 Annual Report to Shareholders accompanying this Proxy Statement. Representatives of Richard A. Eisner & Company, LLP are expected to be present at the Meeting. Such representatives will have an opportunity to make a statement if they desire to do so, and such representatives will be available to respond to appropriate questions.

In accordance with its customary practice of periodic evaluation of the Company's independent auditors, the Board of Directors, upon recommendation of the Audit Committee, intends to review its continued retention of Richard A. Eisner & Company, LLP as the Company's independent auditors for the current year ending December 31, 2000. As part of that review, the Board and the Audit Committee intend to interview representatives of auditing firms including Richard A. Eisner & Company, LLP. The Company has no disagreements with Richard
A. Eisner & Company, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure for the years ended December 31, 1999 and December 31, 1998, and the first quarter ended March 31, 2000. The reports of Richard A. Eisner & Company, LLP on the Company's financial statements for the years ended December 31, 1999 and December 31, 1998 note that there is substantial doubt about the Company's ability to continue as a going concern.

The Company anticipates that it will continue to seek the advice of Richard A. Eisner & Company, LLP from time to time on questions relating to interim financial reporting during the current year, and on any questions it may have concerning, or for consents it may seek to rely upon, the audits of the financial statements of the Company for prior years.


                                MISCELLANEOUS

All costs of solicitation of proxies will be borne by us. In addition to solicitation by mail, our officers, employees or agents may solicit proxies by telephone or personally, without additional compensation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of common stock held of record by such persons, and we may reimburse them for their out-of-pocket expenses incurred in connection therewith. The costs of solicitation of proxies are anticipated to be approximately $90,000.

                     WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires the Company to file information with the SEC concerning its business and operations. Accordingly, the Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document filed by the Company at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public on the SEC's web site at http://www.sec.gov.

SEC rules and regulations permit us to "incorporate by reference" the information the Company files with the SEC. This means that we can disclose important information to you by referring you to the other information the Company has filed with the SEC. The information that we incorporate by reference is considered to be part of this proxy statement. Information that the Company files later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any filings the Company will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of Exchange Act following the date of this document, but prior to the date of the
Meeting:

      o Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

      o Quarterly Report on Form 10-Q for the three months ended March 31, 2000.

You may request a free copy of the above filings or any filings subsequently incorporated by reference into this proxy statement by writing or calling:

                  NCT Group, Inc.
                  1025 West Nursery Road, Suite 120
                  Linthicum, Maryland  21090
                  Attn.:  Corporate Secretary

                  Telephone requests may be directed to (410) 636-8700.

In order to ensure timely delivery of these documents, you should make such request by June 28, 2000.

The Company has not authorized anyone to give any information or make any representation about the Company that differs from or adds to the information in this proxy statement or in the documents that the Company files publicly with the SEC. Therefore, you should not rely upon any information that differs from or is in addition to the information contained in this proxy statement or in the documents that the Company files publicly with the SEC.

The information contained in this proxy statement speaks only as of the date on the cover, unless the information specifically indicates that another date applies.


                            STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the Company's Annual Meeting of Shareholders with respect to fiscal year 2000, to be held in 2001, must be received by the Company by December 31, 2000, for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

Linthicum, Maryland
June 2, 2000

                               NCT GROUP, INC.
                      1025 West Nursery Road, Suite 120
                          Linthicum, Maryland 21090

         This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Michael J. Parrella, Jay M. Haft and Irene Lebovics as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them, and each of them, to represent and vote, as designated on the reverse side, all the shares of Common Stock of NCT Group, Inc. held of record by the undersigned on May 26, 2000, at the Meeting of Shareholders to be held on July 13, 2000, or any adjournment thereof.

1. ELECTION OF DIRECTORS

   FOR all nominees listed at right (except as marked to the contrary)  / /

   WITHHOLD AUTHORITY to vote for all nominees listed at right          / /

        Michael J. Parrella, Jay M. Haft, John J. McCloy II, Sam Oolie (to withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

  -------------------------------------------------------------------------

2. To  approve  the  amendment  of  the  Company's   Restated   Certificate   of
   Incorporation to increase the number of shares of Common Stock authorized thereunder from 325,000,000 shares to 450,000,000 shares.

                         FOR / / AGAINST / / ABSTAIN / /

3. To approve the amendment of the Company's 1992 Stock Incentive Plan to increase the number of shares of Common Stock authorized thereunder from 30,000,000 shares to 50,000,000 shares.

                         FOR / / AGAINST / / ABSTAIN / /

4. At their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

                                         Dated: ______________________, 2000


                                         -----------------------------------
                                                      Signature

                                         -----------------------------------
                                                      Signature


Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE